Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:               January 26, 2026

Contact:         Chris Courtney/Rick McCarty

Phone:            (209) 848-BANK (2265)

      Toll Free (866) 844-7500

      www.ovcb.com

OAK VALLEY BANCORP AND OAK VALLEY COMMUNITY BANK

CHIEF EXECUTIVE OFFICER TO RETIRE

OAKDALE, CA – Oak Valley Bancorp (NASDAQ: OVLY), the bank holding company for Oak Valley Community Bank and Eastern Sierra Community Bank, announced that Christopher M. Courtney has notified the Boards of his intention to retire as Chief Executive Officer of both entities on June 30, 2026.

Courtney joined Oak Valley Community Bank in 1996 and served in several executive leadership roles, including EVP Chief Operating Officer and EVP Chief Credit Officer. He became President in 2004 and Chief Executive Officer in 2013. He will continue to serve on the Boards of Directors, providing guidance to support Oak Valley’s continued success.

During his tenure, Courtney helped lead the Bank’s expansion from a two branch de novo institution with $45 million in assets to a full service, nineteen branch community bank with more than $2 billion in assets. He played a key role in establishing strong standards for credit quality, service, community engagement, employee support, and long-term sustainability.

Board Chair, Daniel J. Leonard, recognized Courtney’s longstanding leadership, noting his commitment to exceptional client service, employee development, and community investment. He emphasized that his thoughtful approach to growth has strengthened the Bank and positioned it for continued long term success. Leonard also highlighted the strength of the executive team Courtney has built, ensuring a smooth leadership transition.

In conjunction with the announcement, the Boards confirmed that Richard A. McCarty, current President and Chief Operating Officer, will assume the role of President and Chief Executive Officer upon Courtney’s retirement. McCarty has been with the Bank for over 26 years and has held key leadership roles including Chief Financial Officer, Chief Administrative Officer, and Senior Executive Vice President and Chief Operating Officer. He has served on the Boards of Directors since 2024.

Oak Valley Bancorp operates Oak Valley Community Bank & their Eastern Sierra Community Bank division, through which it offers a variety of loan and deposit products to individuals and small- to medium-sized businesses. They currently operate through 19 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, Sacramento, Roseville, Lodi, two branches in Sonora, three branches in Modesto, and three branches in the Eastern Sierra division which includes Bridgeport, Mammoth Lakes, and Bishop.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

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